AMERICAN INDEPENDENCE FUNDS TRUST

AMENDMENT #01 DATED [ ], 2015

TO THE

EXPENSE LIMITATION AGREEMENT DATED MARCH 1, 2015

WHEREAS, American Independence Financial Services, LLC (the “Investment Adviser”) and American Independence Funds Trust (the “Trust”), a Delaware business trust, on behalf of each of the funds listed on Exhibit A (each, a “Fund”) entered into an Expense Limitation Agreement dated March 1, 2015 (the “Agreement”); and

WHEREAS, the Investment Adviser and the Trust wish to amend the Agreement to update Exhibit A to include the Large Cap Growth Fund.

NOW, THEREFORE, the parties hereto agree to the amended Exhibit A as attached.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the amendment date noted above.

AMERICAN INDEPENDENCE FUNDS TRUST
By:
Name:	Eric M. Rubin
Title	President

AMERICAN INDEPENDENCE FINANCIAL SERVICES, LLC
By:
Name:	John J. Pileggi
Title	Managing Partner

EXHIBIT A
TO THE EXPENSE LIMITATION AGREEMENT

DATED MARCH 1, 2015, AS AMENDED [ ], 2015

BETWEEN
AMERICAN INDEPENDENCE FUNDS TRUST
AND

AMERICAN INDEPENDENCE FINANCIAL SERVICES, LLC

Fund	Expense Limitation	Expiration

Stock Fund		March 1, 2016
Class A	1.54%

Class C	2.16%
Institutional Class	1.16%

JAForlines Risk-Managed Allocation Fund		March 1, 2016
Class A	1.33%
Class C	1.95%
Institutional Class	0.95%

Boyd Watterson Short-Term Enhanced Bond Fund		March 1, 2016
Class A	0.70%
Institutional Class	0.45%

Boyd Watterson Core Plus Fund		March 1, 2016
Class A	0.80%
Institutional Class	0.45%

Kansas Tax-Exempt Bond Fund		March 1, 2016
Class A	0.87%
Class C	1.48%
Institutional Class	0.48%

International Alpha Strategies Fund		March 1, 2016
Class A	1.45%

Institutional Class	0.95%

U.S. Inflation-Indexed Fund		March 1, 2016
Class A	0.77%

Class C	1.32%
Premier Class	0.47%
Institutional Class	0.32%

Emerging Markets Fund
Class A	1.70%	TBD
Class C	2.20%
Institutional Class	1.10%

Large Cap Growth Fund
Class A	1.09%	TBD
Class C	1.47%
Institutional Class	2.09%